UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported):  September 27, 2006

Diamond Jo, LLC	Peninsula Gaming, LLC	Peninsula Gaming Corp.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Delaware	Delaware	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

42-1483875	20-0800583	25-1902805
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

3rd Street Ice Harbor

P.O. Box 1750

Dubuque, Iowa  52001-1750

(Address of executive offices, including zip code)

(563) 583-7005

(Registrant's telephone number, including area code)

Item 1.01	Entry into a Material Definitive Agreement.

On September 27, 2006, Diamond Jo, LLC ("DJL") entered into an Offer to Purchase Real Estate, Acceptance and Lease ("Offer") with the Dubuque County Historical Society ("Historical Society").

The Offer provides for, among other things, the purchase by DJL of 2.4 acres of real property for its fair market value in an amount not to exceed $2 million, to facilitate DJL's building of a new moored barge facility to expand its existing casino operations. In addition, DJL agreed to make a charitable contribution at closing in an amount equal to the difference between $3,000,000 and the fair market value of the property. DJL also will make a charitable contribution of $1,000,000 over ten annual installments, the first of such installments being due on the first anniversary of closing.

The Offer also provides for the Historical Society to lease DJL's existing building for 99 years at $1 per year and for DJL to transfer all of its right, title and interest in the existing Diamond Jo vessel to the Historical Society at the Historical Society's option. The lease and the transfer of the vessel will occur 30 days after DJL commences operation of its new moored barge facility.

SIGNATURES

                         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENINSULA GAMING, LLC

By:	/s/ M. Brent Stevens
Name: M. Brent Stevens Title: Chief Executive Officer

DIAMOND JO, LLC

By:	/s/ M. Brent Stevens
Name: M. Brent Stevens Title: Chief Executive Officer

PENINSULA GAMING, CORP.

By:	/s/ M. Brent Stevens
Name: M. Brent Stevens Title: Chief Executive Officer

Date:  October 3, 2006